     As filed with the Securities and Exchange Commission on March 12, 1997

                           Registration No. 333-01750

                       SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 3 TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               MHM SERVICES, INC.

            (Exact  name of registrant as specified in its charter)


             DELAWARE                               52-1223048
         (State or other jurisdiction           (I.R.S.  Employer
         of incorporation or organization)      Identification No.)


                     8000 TOWERS CRESCENT DRIVE, SUITE 810
                             VIENNA, VIRGINIA 22182
                                 (703) 749-4600

              (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                         MICHAEL S.  PINKERT, PRESIDENT
                     8000 TOWERS CRESCENT DRIVE, SUITE 810
                             VIENNA, VIRGINIA 22182

                                 (703) 749-4600
                 (Name, address, zip code and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             Ernest M. Stern, Esq.
                   Venable, Baetjer, Howard & Civiletti, LLP
                           1201 New York Avenue, N.W.
                            Washington, D.C.  20005
                                 (202) 962-4800
                              Fax: (202) 962-8300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. [TO BE INSERTED ON THE LEFT HAND MARGIN OF THIS COVER PAGE]

                SUBJECT TO COMPLETION, DATED              , 1997

                                   PROSPECTUS
                                 330,000 SHARES

                               MHM SERVICES, INC.

                                  COMMON STOCK

     This Prospectus relates to 330,000 shares of common stock, par value $.01 per share (the "Common Stock), of MHM Services, Inc. (the "Company") held by the selling stockholders named herein, which may be offered for sale from time to time by such selling stockholders, or by their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares of the Common Stock by the Selling Stockholders. The Company will bear the costs relating to the registration of the shares of the Common Stock, estimated to be approximately $12,000.

     The Selling Stockholders may offer shares of the Common Stock for sale from time to time through agents in one or more transactions on the American Stock Exchange or such other exchange on which such shares are then listed, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing or at prices and terms then obtainable. See "Plan of Distribution." The Selling Stockholders and any agents through whom the shares of Common Stock are made may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters compensation.

     The Common Stock is quoted on the American Stock Exchange under the symbol "MHM." On March __, 1997, the closing price of the Common Stock as reported by the American Stock Exchange was $ .

                                 --------------

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION
                   UNDER "RISK FACTORS" BEGINNING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.



               THE DATE OF THIS PROSPECTUS IS ___________, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials may be accessed electronically at the Commission's site on the World Wide Web, located at http://www.sec.gov. The Common Stock is quoted on the American Stock Exchange. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission (File No. 1-12238) pursuant to the Exchange Act, are hereby incorporated by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996; (ii) the Company's Current Report on Form 8-K filed November 21, 1996; (iii) the Company's first amendment to its Annual Report filed on Form 10-K/A on January 28, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 filed February 13, 1997;
(v) the Company's Current Report on Form 8-K filed January 16, 1997; (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10, filed with the Commission on August 19, 1993).

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the offering of the Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to MHM Services, Inc., 8000 Towers Crescent Drive, Suite 810, Vienna, Virginia, 22182, Attn: Investor Relations, telephone (703) 749-4600.

                              [INSIDE FRONT COVER]

                           FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES FORWARD LOOKING STATEMENTS BASED ON THE COMPANY'S CURRENT PLANS AND EXPECTATIONS RELATING TO, AMONG OTHER MATTERS, THE ANTICIPATED USE OF PROCEEDS FROM THE SALE OF CERTAIN ASSETS OF THE COMPANY, THE PROPOSED BUSINESS ACTIVITIES OF THE COMPANY, ESTIMATES OF AMOUNTS THAT ARE NOT YET DETERMINABLE AND THE PROPOSED ACTIVITIES OF THE COMPANY RELATING TO IMPROVING ITS LIQUIDITY. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THAT SUGGESTED IN THIS PROSPECTUS, INCLUDING, AMONG OTHERS, AN ADVERSE DECISION IN ITS SUIT AGAINST MEDIQ CHALLENGING THE VALIDITY OF ITS PROMISSORY NOTE TO MEDIQ, THE USE OF THE AVAILABLE CASH RESOURCES TO FUND CONTINUED OPERATING LOSSES, THE AMOUNT AND TIMING OF GOVERNMENT REIMBURSEMENT AND THE RESULTS OF REVIEW OF CERTAIN MEDICARE CLAIMS, RISKS ASSOCIATED WITH INDUSTRY CONSOLIDATION AND ACQUISITIONS, THE NEED TO MANAGE GROWTH, THE POSSIBLE NEED TO USE THE NET CASH PROCEEDS FROM THE SALE OF CERTAIN COMPANY ASSETS FOR THE RETIREMENT OF CERTAIN INDEBTEDNESS. FOR ADDITIONAL INFORMATION, SEE "RISK FACTORS" AND "THE COMPANY."

                                  RISK FACTORS

     PRIOR LOSSES. The Company incurred losses of $14,377,000 for the fiscal year ended September 30, 1996, and $923,000 for the three month period ended December 31, 1996, and there can be no assurance that the Company will return to profitability, or that the losses will not be higher for fiscal year 1997 and future periods.

     CONTINUED AMEX LISTING; POTENTIAL ADVERSE EFFECTS OF DELISTING. The standards for initial listing on the American Stock Exchange ("AMEX") require that a company, for equity issues, must have (i) a minimum public distribution of 500,000 shares, together with a minimum of 800 public shareholders, or a minimum public distribution of 1,000,000 shares together with a minimum of 400 public shareholders; and (ii) a minimum market price of $3.00 per share and $3,000,000 aggregate market value for a reasonable period of time prior to the filing of the listing application. The AMEX Company Guide provides that the AMEX Board of Governors has discretion, at any time, and without notice, to suspend dealings in, or remove any security from, listing or unlisted trading privileges when, in the opinion of the AMEX: (a) the financial condition and/or operating results of the issuer appear to be unsatisfactory; or (b) it appears that the extent of public distribution of the aggregate market value of the security has become so reduced as to make further dealings on the AMEX inadvisable; or (c) the issuer has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company; or (d) the issuer has failed to comply with its listing agreements with the AMEX; or (e) any other event shall occur or any condition shall exist which makes further dealings on the AMEX unwarranted. The AMEX has adopted guidelines with respect to the financial condition and/or operating results that will prompt the AMEX to normally consider suspending dealings in or delisting securities of a company which: (i) has stockholders' equity of less than $2,000,000 if such company has sustained losses from continuing operations and/or net losses in two of its most recent fiscal years; or (ii) has sustained losses from continuing operations and/or net losses in its five most recent fiscal years; or (iii) has stockholders' equity of less than $4,000,000 if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; or (iv) has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the AMEX, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

     The Company, as of December 31, 1996, had negative stockholders' equity of $4,505,000. In addition, the Company has sustained operating losses in three of its four most recent fiscal years. Accordingly, the Company currently fails to meet the financial standards for continued listing on the AMEX. While the AMEX has discretion to consider a variety of factors in making a decision to suspend or delist a security, including a Company's prospects for growth, there can be no assurance that the Company will continue to be listed on the AMEX or satisfy the standards for listing on another exchange or NASDAQ. Failure to be listed on an exchange or NASDAQ will adversely affect the price of the Company's common stock and the ability of the Company's shareholders to sell their shares.

     If the Company were unable to satisfy the AMEX requirements for continued listing and the share price for its Common Stock were to remain below $5.00 per share, unless the Company satisfied certain asset or revenue tests (at least $2,000,000 in net tangible assets if in business at least three years, or average revenues of at least $6,000,000 for the last three years, a test the Company now meets), the Common Stock would become subject to the so-called "penny stock" rules promulgated by the Securities and Exchange Commission (the "Commission"). Under the penny stock rules, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction otherwise is exempt. In addition, the penny stock rules require the broker or dealer to deliver, prior to any transaction, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker or dealer or the transaction otherwise is exempt. A broker or dealer also is required to disclose commissions payable thereto and to the registered representative and current quotations for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks. These additional sales practices and disclosure requirements could adversely effect the level of trading activity in the secondary market and could impede the sale of the Company's Common Stock in that market, resulting in an adverse effect on the price of the Common Stock in the secondary market.

     UNFAVORABLE RULING IN MEDIQ SUIT. The Company executed on August 31, 1993 a five year promissory note (the "MEDIQ Note") for $11,500,000 to MEDIQ, its former corporate parent, in connection with a spin-off of the Company by MEDIQ. The MEDIQ Note represented the balance of unpaid payment obligations imposed on the Company by MEDIQ for, as MEDIQ described it, management fees and intercompany interest. The original principal amount of the MEDIQ Note bears interest at a rate of prime plus 1.5% (9.75% at September 30, 1996),with monthly payments of interest only through September 1995 and then monthly principal and interest payments for the following three years (principal payments of $767,000 were made in 1996, and principal payments of $766,000 are due in 1997), based on a fifteen year amortization period, with the balance due on August 31, 1998.

     The Company filed a complaint on February 10, 1997 in the Superior Court of New Jersey, Chancery Division - Essex County against MEDIQ alleging that the MEDIQ Note is invalid on the grounds that MEDIQ breached its obligations to the Company in connection with forcing the Company to execute the MEDIQ Note, the MEDIQ Note lacks consideration, the MEDIQ Note is unconscionable and it unjustly enriches MEDIQ at the Company's expense. The Company has asked the Court to permanently enjoin MEDIQ from assigning, transferring or enforcing the MEDIQ Note, declare it null and void, require MEDIQ to return to the Company all payments MEDIQ has received on the MEDIQ Note and award the Company compensatory, consequential and punitive damages. The Company has been current in its payments under the MEDIQ Note until the payment due for February 1997. Consequently, the outstanding amounts owed by the Company under the MEDIQ Note ($10,542,000) have been classified as a current liability. There can be no assurance that the Company will be successful in its suit against MEDIQ.

     An adverse decision by the Court on the Company's complaint against MEDIQ could force the Company to file for reorganization under the U.S. Bankruptcy Code since the Company does not anticipate that cash flows from operations will be sufficient to repay the accelerated MEDIQ Note. The Company may be unsuccessful in its attempt to reorganize under the U.S. Bankruptcy Code and could be forced to liquidate all its assets. Shareholders of the Company would be unlikely to recover any of their investment in the Company should liquidation occur.

     UNCERTAINTY OF ABILITY TO CONTINUE AS A GOING CONCERN. As a result of the Company's continued negative operating results, the Company has been experiencing difficulty generating sufficient cash flows to meet its obligations and sustain its operations. The report of the Company's independent auditors on the Company's financial statements at September 30, 1996 included an explanatory paragraph which stated that such conditions raise substantial doubt as to the Company's ability to continue as a going concern. Since the independent auditor's report, the Company has continued to experience negative operating results and, primarily as a result of its failure to pay the February installment of the MEDIQ Note, for the quarter ended December 31, 1996, the Company reported negative working capital of $8,157,000. In an effort to improve this situation for both the immediate future and the long-term, the Company sold certain assets relating to its Hospital Division in April and May 1996, instituted a lawsuit to challenge the validity of the MEDIQ Note, is taking steps to reduce operating expenses, attempting to raise additional capital and working to improve its cash flows. Nevertheless, there can be no assurance that the Company's efforts will result in positive effects on the Company's financial condition. See "The Company."

     INCREASED DEPENDENCE ON EXTENDED CARE SERVICES DIVISION. Of the Company's two operating divisions (the Extended Care Services Division and the Hospital Division), the Company's Hospital Division and the operation of its seven freestanding behavioral healthcare treatment facilities historically represented the majority of the Company's business. Overall, the freestanding facilities represented 67%, 86%, 67% and 59% of the Company's net revenues in the fiscal years ended September 30, 1996, 1995, 1994, and 1993, respectively. The Company's freestanding facilities contributed significantly to the Company's cash flows and helped to absorb certain corporate-related expenses.

     In an attempt to improve the Company's financial condition, during April and May 1996 the Company sold six of its seven freestanding facilities. If the Extended Care Services Division is unable to accomplish its growth objectives or produce positive earnings, the sale of the Hospital Division's freestanding facilities could be disadvantageous to the stockholders of the Company and could have a materially adverse effect on the result of the Company's operations. The Company's Extended Care Services Division, since its founding in October 1993, has generated only 33%, 14% and 3% of net revenues for the years ended September 30, 1996, 1995 and 1994, respectively. In addition, the rapid expansion of the Extended Care Services Division has resulted in increased costs, and, with the allocation of overhead related to the operations of the Extended Care Services Division that can no longer be absorbed by the Hospital Division since the Company's sale of six of its freestanding facilities, the Extended Care Services Division has not yet achieved profitable results. The Company formed its Extended Care Services Division to pursue opportunities to provide on-site care to nursing home residents and other patients needing less acute care. In November 1993, the Company acquired the assets of Atlanta-based ICH Services, L.L.C. (successor to HCI Services, Inc.), which provides behavioral health and other specialized medical services to residents of extended care facilities, such as nursing homes, skilled nursing facilities and assisted living facilities. In December 1995, the Company acquired the behavioral healthcare clinic operations from National Mentor, Inc., in December 1996 the Company acquired the geropsychiatric management services of Liberty Bay Colony Health Services, and in February 1997 the Company was awarded a contract to provide on-site dental services to all inmates of the Delaware State Prison Systems. The focus of the Company's on-site medical and behavioral healthcare service programs is to arrange for the provision of clinically-appropriate, cost-effective care to residents in institutional settings.

     While the Company intends to utilize a portion of the proceeds from the sale of the freestanding facilities to expand the Extended Care Services Division through acquisitions and internal growth, no assurances can be given that the Company will have funds available for such purpose, that the Extended Care Services Division will generate profits even if acquisitions are consummated, or that the strategy of focusing on growing the Extended Care Services Division through internal expansion and acquisitions will not result in further increased costs and make the Company unable to fulfill its debt obligations and sustain operations at a level at which the Company could continue as a going concern. See "The Company."

     RELATIONSHIPS OF CERTAIN PERSONS WITH MEDIQ. Approximately 29% of the outstanding shares of the Common Stock are beneficially owned by Bessie G. Rotko. Mrs. Rotko is the lifetime income beneficiary of a trust which holds approximately 19% and 56% of MEDIQ's outstanding Common Stock and preferred stock, respectively. The trustees, Bessie G. Rotko, Michael J. Rotko, Judith
M. Shipon, John Iskrant and PNC Bank, National Association, share voting and investment power with respect to the shares in the trust. As a result, Mrs. Rotko, together with several other trustees, may have effective control over all matters requiring approval by the stockholders of the Company. The address of the trustees is c/o MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, NJ 08110. Mrs. Rotko is the mother of Michael J. Rotko and Judith M. Shipon. In addition, Michael J. Rotko and Judith M. Shipon each own approximately 2% and 7% of MEDIQ's outstanding Common Stock and preferred stock, respectively. Michael J. Rotko is also the Chairman of the Board of Directors of MEDIQ. The relationship of the above individuals with MEDIQ may be adverse to the interests of stockholders of the Company generally, particularly in light of the Company's lawsuit, discussed above, to declare the MEDIQ Note invalid.

     REIMBURSEMENT FOR MENTAL HEALTH SERVICES/REVIEW OF MEDICARE CLAIMS. A significant portion of the Company's revenues are derived from reimbursement from government programs such as Medicare and Medicaid, which are highly regulated and subject to change. Future changes in reimbursement could have a material effect on the Company's operating results.

     In July 1995 the Company acquired certain assets of Supportive Counseling Care ("SCC") of Manhattan Beach, California, a provider of behavioral healthcare services to extended care facilities, and entered into a 40-year management contract to provide administrative services to SCC. In March 1966, the Company became aware that the Medicare fiscal intermediary in Southern California intended to commence in April 1996 a prepayment review of claims for reimbursement under the Medicare program submitted by SCC as well as other industry providers in the region. In November 1996, the Company decided to discontinue the operations of SCC based upon SCC's continued operating losses and negative cash flow, resulting in part from significant delays in Medicare reimbursement.

     CHANGES IN MENTAL HEALTH INDUSTRY. Recently, the healthcare industry, in general, and the mental health industry, in particular, have been the subject of substantial uncertainty as a result of anticipated and on-going governmental and other third-party payor efforts to contain healthcare costs. The Company's management believes that a fundamental change has already occurred in the mental health industry, reflecting a permanent departure from inpatient hospitalization, upon which the Company's business has been substantially dependent, as the primary service method in favor of more cost-effective alternatives. This change is reflected in decreases in patient days, occupancy rates, lengths of stay and reimbursement rates for inpatient care. The resulting impact has materially adversely affected the Company's operating results as well as the Company's efforts to expand its present operations. While the Company is taking steps to contain present and future operating costs, there can be no assurance that such cost containment efforts will not have further material adverse effects on the Company. See "The Company."

     COMPETITION. Competition in the mental and nonacute health industry is intense. The Company currently competes with companies that are larger and have greater resources than the Company. Any material adverse change in the competitive environment could have a material adverse effect on the Company's results of operations and financial condition.

     DILUTION. The Company's business strategy includes pursuing possible acquisition opportunities, which has involved, and may involve in the future, using shares of Common Stock as consideration for business transactions. The issuance of additional shares of the Common Stock in such transactions could have a dilutive effect on the shares outstanding.

     DEPENDENCE UPON EXISTING MANAGEMENT. The Company's business and operations are dependent, in part, upon the continued services of existing senior management, in particular Michael S. Pinkert, President, Chief Executive Officer and a Director. The loss of Mr. Pinkert's services would have a material adverse effect on the Company.

     DIVIDEND POLICY. The Company has not declared any dividends on the Common Stock and does not anticipate the declaration and payment of cash dividends in the future. It is the present intention of the Company to retain any future earnings to support the continued growth of the business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors shall deem relevant.

                                  THE COMPANY

     The Company, through its wholly-owned subsidiaries, MHM of Colorado, Inc. ("Hospital Division") and MHM Extended Care Services, Inc. ("Extended Care Services Division"), offers, arranges for and manages nonacute healthcare services primarily in institutional settings. Such services include behavioral healthcare, podiatry, optometry and dentistry. Since its founding, the Company's goal has been to offer the highest quality, cost-effective care in the industry. Prior to the sales of six of the Company's freestanding facilities, in April and May 1996, the Company's Hospital Division operated seven psychiatric and substance abuse facilities, delivering a full spectrum of behavioral health services ranging from traditional inpatient care to alternative care programs, such as partial hospitalization and outpatient treatment. These seven freestanding facilities generated 86% of net revenues for fiscal 1995 and comprised 77% of the Company's total assets at the end of fiscal 1995. As a result of the Company's sale of the six freestanding facilities, the Hospital Division represented only 67% of net revenues in fiscal 1996. The Company's Extended Care Services Division provides specialized medical and behavioral health services to approximately 655 nursing homes in ten states. The Extended Care Services Division also provides behavioral healthcare to more than 2,000 Medicaid patients residing in nursing homes under a contract with the State of Georgia.

     Historically, the Company's principal businesses were the operation of freestanding behavioral healthcare facilities and the management of behavioral healthcare programs under contracts with acute care hospitals. The market for behavioral healthcare has undergone dramatic changes in recent years. Pressure on providers to reduce costs has resulted in an increase in the development and utilization of alternatives to long-term in-patient care, and a decrease in the utilization of in-patient care and reimbursement rates. With market forces emphasizing managed care approaches to healthcare, this trend is anticipated to continue.

     In response to these changes and their adverse impact on the Company's operating results, significant changes have been made in the structure of the Company's operations. In August 1994, the Company merged its contract management business (which represented 29% of the Company's net revenues in fiscal 1994) with a competitor through the creation of a joint venture. In March 1995, the Company sold its interest in the joint venture to such competitor. In addition, the Company decided to pursue a growth strategy focused on its Extended Care Services Division (which represented 33% and 14% of the Company's net revenues in fiscal 1996 and 1995, respectively) through the pursuit of non-physician practice acquisition and management opportunities.

     In July 1995, the Company's Extended Care Services Division acquired certain assets of Supportive Counseling Care ("SCC") of Manhattan Beach, California, a provider of behavioral healthcare services to extended care facilities, and entered into a 40-year management contract to provide administrative services to SCC. As consideration for the acquired assets, the Company paid $500,000 in cash and notes. The Company's Extended Care Services Division also entered into a 40-year management contract to provide administrative services to SCC. The operating results related to these assets are included in the Company's consolidated results of operations from the date of acquisition. In November 1996, the Company decided to discontinue the operations of SCC based upon SCC's continued operating losses and negative cash flow, resulting in part from significant delays in Medicare reimbursement. The Company shut down SCC's operations in early December 1996. Fixed assets of approximately $12,000 will either be sold or redeployed elsewhere in the Company. All other SCC assets have been written off as of September 30, 1996.

     The Company issued a purchase warrant in connection with the SCC acquisition. Such warrant provides the holder thereof, upon the occurrence of certain events (such as an initial public offering of such subsidiary, MHM Extended Care Services, Inc.), the right (subject to certain vesting conditions) until July 1998 to acquire 9,000 shares (subject to adjustment under certain circumstances) of the common stock of such subsidiary at a purchase price of $1.00 per share (subject to adjustment under certain circumstances). Such subsidiary currently has 1,000,000 shares of its common stock authorized, par value $.01 per share, and 100,000 shares of its common stock issued.

     In December 1995, the Company's Extended Care Services Division acquired the behavioral healthcare clinic operations of National Mentor, Inc. located in Charlestown and Taunton, Massachusetts. As consideration for the acquired assets, the Company paid $150,000 in cash and agreed to pay $338,000 in 36 equal monthly installments. The Company renamed the operations "MHM Counseling Services." The operating results of the acquired business are included in the Company's consolidated results of operations from the date of acquisition.

     On April 5, 1996, the Company sold Oakview Treatment Center to a non-profit corporation affiliated with a privately-owned operator of two psychiatric hospitals for $50,000 in cash and $2,150,000 evidenced by two promissory notes payable to the Company. The notes are payable in monthly installments of principal and interest (at prime) based on a fifteen year amortization, with the remaining principal due in five years (or earlier under certain circumstances). In connection with obtaining a waiver from MEDIQ of an event of default provision of the MEDIQ Note relating to the sale of the assets of a significant subsidiary, the Company pledged one of the notes receivable (with a principal balance of $1,875,000) as collateral for the Company's obligations under the MEDIQ Note.

     On May 31, 1996, the Company sold certain assets, consisting principally of five of its freestanding behavioral healthcare facilities, to Behavioral Healthcare Corporation ("BHC"), a Delaware corporation, with its principal offices located in Nashville, Tennessee, pursuant to an Asset Purchase Agreement, dated January 24, 1996, and amended April 11, 1996, by and between the Company and BHC (the "BHC Sale"). The Hospitals were sold for approximately $10,209,000, consisting of $9,049,000 in cash and $1,160,000 in assumed liabilities of the freestanding facilities (reflecting post-closing adjustments by both parties).

     The Company used a portion of the proceeds from the BHC Sale for (i) the repayment of the principal amount outstanding under the Company's revolving credit facility ($2,515,000, including related early termination fees of $174,000); (ii) the extinguishment of a portion of the indebtedness not to be assumed by BHC paid at the closing of the sale ($692,000, including early termination fees of $139,000), which consisted primarily of indebtedness secured by certain of the assets (particularly a facility and certain equipment) acquired by BHC; and (iii) the funding of the Company's obligation to complete repairs to two of the freestanding facilities in the amount of $284,000 (of which $134,000 remains in escrow). The Company anticipates using the remainder of the proceeds from the BHC Sale for general working capital, which the Company anticipates will include expansion of the Extended Care Services Division.

     Effective December 1, 1996, the Company's Extended Care Services Division acquired, pursuant to an Agreement (the "Liberty Bay Agreement") by and among the Company, MHM Extended Care Services, Inc., Liberty Bay Colony Health Services, Inc. ("Liberty Bay") and Liberty Management Group, Inc. ("Liberty Management"), certain assets and contractual rights from Liberty Bay which constituted Liberty Bay's geropsychiatric management services operations in Massachusetts. The Company has commenced integrating these operations with MHM Counseling Services and the combined operations will operate under the name "MHM/Bay Colony Counseling Services", and, as a result of the acquisition, will serve approximately 80 extended care facilities.

     As consideration for the purchase, the Company paid Liberty Bay $150,000 in cash and issued a promissory note in the principal amount of $150,000 (the "Liberty Bay Note"). The purchase price will be primarily allocated to intangible assets. The Liberty Bay Note provides for quarterly interest payments at an annual rate of 9% and the payment of the principal amount in one installment on December 1, 1999. The Company also agreed to pay Liberty Bay additional consideration consisting of 20% of "cash flow" (as such term is defined in the Liberty Bay Agreement) from the acquired contracts over the five year period commencing December 1, 1996. Such additional consideration is payable annually by the Company and is calculated on a contract-by-contract basis.

     As a result of the Company's continued negative operating results, as well as reduced collections of accounts receivable, including reimbursement review of certain Medicare claims in southern California, the Company has been experiencing difficulty generating sufficient cash flows from operations to meet its obligations and sustain its operations without the use of available cash reserves. The report of the Company's independent auditors on the Company's financial statements at September 30, 1996, includes an explanatory paragraph which states that such conditions raise substantial doubt as to the Company's ability to continue as a going concern. In a continuing effort to improve this situation for both the immediate future and the long-term, the Company sold certain assets relating to its Hospital Division and is taking steps to reduce operating expenses, finance its working capital requirements, restructure debt, raise additional capital and improve its cash flows. Nevertheless, there can be no assurance that the Company's efforts will result in positive effects on the Company's financial condition.

     On February 10, 1997, the Company filed a lawsuit against MEDIQ, alleging that the $11.5 million note, incurred by the Company when it was a subsidiary of MEDIQ as part of intercompany payment obligations of approximately $21 million that MEDIQ imposed on the Company from 1986-1993 while the Company was a subsidiary of MEDIQ ("MEDIQ Note"), was invalid. The suit charged, among other things, that MEDIQ breached its obligations to the Company in forcing the Company to execute the MEDIQ Note and that the MEDIQ Note unjustly enriched MEDIQ at the Company's expense. The Company asked the Court to permanently enjoin MEDIQ from assigning, transferring or enforcing the Note, declare the Note null and void, require that MEDIQ return to the Company all payments that MEDIQ has received under the MEDIQ Note and award it compensatory, consequential and punitive damages. The Company was current in its payments on the MEDIQ Note until the payment due for February 1997.

     Effective February 1, 1997, the Company entered into a contract worth $425,000 a year to provide on-site dental services to all inmates of the Delaware State Prison Systems.

     At a Board of Directors meeting on February 10, 1997, Carolyn Zimmerman and Steven H. Wheeler, now Vice President-Finance and Vice President-Operations, respectively, of the Company, were elected to fill the vacancies on the Board created by the resignations of H. Scott Miller and Michael F. Sandler effective January 10, 1997. In addition, at that Board meeting Lee Calligaro was appointed Vice President and General Counsel of the Company and Nancy Neal was appointed Secretary.

     The Company was incorporated in 1981 in Virginia and changed its state of incorporation to Delaware in 1994. From 1986 to August 1993, the Company was a wholly-owned subsidiary of MEDIQ. In August 1993, MEDIQ distributed the stock of the Company to MEDIQ's shareholders. The Company's principal executive offices are located at 8000 Towers Crescent Drive, Suite 810, Vienna, Virginia 22182, and its telephone number is (703) 749-4600.

                                USE OF PROCEEDS

     The net proceeds from the sale of shares of the Common Stock will be received by the Selling Stockholders. The Company will not receive any proceeds from any sale of shares of the Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     In November 1993, the Company acquired substantially all of the assets and assumed certain liabilities (collectively, the "ICH Assets") of ICH Services, L.L.C. ("ICH"). ICH acquired the ICH Assets from HCI Services, Inc. ("HCI").

     The consideration for the acquisition consisted of an aggregate of 330,000 shares of the Company's Common Stock. Additional consideration in cash or additional shares of the Company's Common Stock, at the option of the seller, may be payable in the future based upon 20% of the fair market value of the assets acquired after three years, or earlier under certain circumstances, such as the sale or merger of the Company ("Earn-out Provision"). The shares of the Company's Common Stock issued in connection with the acquisition of the ICH Assets were also subject to the terms of a certain Registration Rights Agreement, dated November 18, 1993 (the "Registration Rights Agreement"), which provided certain demand and incidental registration rights under the Securities Act.

     Pursuant to the terms of the Registration Rights Agreement, the persons listed below have proposed to sell the shares of Common Stock indicated below pursuant to the plan of distribution described elsewhere herein.

     The following table provides the names and addresses of each Selling Stockholder and the amount of the Common Stock offered hereby and the amount of the Common Stock owned beneficially by each of such Selling Stockholders.


                                         Beneficial                                Beneficial Shares Owned
Name and Address                        Shares Owned        Shares Offered             After Offering*
----------------                        ------------        --------------         -----------------------
CIBC Trust Company (Bahamas)              26,373                26,373
Limited, Trustee (1)
Shirley Street, P.O.  Box N-3933
 Nassau, Bahamas

W.C.  McGraw                              15,675                15,675
P.O.  Box 888670
Atlanta, GA 30356

H.  Charles Mohler, D.D.S.                   495                   495
706 Douglas Drive
Johnson City, TN 37604

Thomas Newbill                             9,075                 9,075
7205 Riverside Drive
Atlanta, GA 30328

Point Venture Partners, L.P.  (2)        118,854               118,854
2970 USX Tower
600 Grant Street
Pittsburgh, PA 15219

Point Venture Partners Pennsylvania,           6,600           6,600
L.P. (2)
2970 USX Tower
600 Grant Street
Pittsburgh, PA 15219

Carol Skiba                                       27              27
7425 E.  Portland Street
Scottsdale, AZ 85257

James D.  Strausburg                              19              19
1490 Moores Mill Road
Atlanta, GA 30327

Walnut Capital Corp.  (3)                     82,455          82,455
8000 Towers Crescent Drive, Suite 1070
Vienna, VA 22182

Windy City, Inc. (4)                          20,354          20,354
8000 Towers Crescent Drive, Suite 1070
Vienna, VA 22182

David C.  Winters                                573             573
1506 Holly Banks Circle
Dunwoody, GA 30338

Venture First II, L.P.  (5)                   49,500          49,500
4811 Thornwood Drive
Acworth, GA 30102

*The amount of shares of Common Stock that will continue to be beneficially owned by the Selling Shareholders after this offering is undetermined at this time since the Company is negotiating with the Selling Shareholders the Earn-out Provision and the amount of cash or Common Stock which they will be entitled to receive.

(1) Sole voting and investment control of the subject securities is vested in CIBC Trust Company, Limited in their institutional capacity as Trustee. The beneficiaries of the Trust are so-called "discretionary beneficiaries" and are not entitled to any specific distributions or trust corpus, nor can they direct the voting or investment control of the assets held by the Trust, which control is vested solely with CIBC Trust Company, Limited as Trustee.

(2) Point Venture Partners, L.P. and Point Venture Partners Pennsylvania, L.P. are managed by the same general partner, Point Venture Associates, L.P., a limited partnership whose general partners are Don J. Casturo, Kent L. Engelmeier and Derek F. Minno.

(3) Walnut Capital Corp. is a wholly-owned subsidiary of Walnut Financial Services, Inc., a publicly traded concern. Sole voting and investment control of Walnut Capital assets is vested in Walnut Capital's President, Mr. Joel S. Kanter.

(4) Sole voting and investment control of Windy City's assets is vested in Windy City's President, Mr. Joel S. Kanter.

(5)  The general partner of Venture First II, L.P. is Venture First
     Associates II, L.P., whose general partners are James Douglas Mullins, Riverwest Ventures, Inc., Benton Otto Wheeley and William Andrew Grubbs. The sole stockholder of Riverwest Venture, Inc. is James Douglas Mullins.

       In addition to their role as members of ICH, certain of the Selling Stockholders were formerly officers and directors of HCI. None of such persons is currently an officer or director of HCI. Except as described above, none of the Selling Stockholders listed above has held any position or office or had any other material relationship within the past three years with the Company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

       Any distribution of the shares of the Common Stock by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire shares of the Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or re-allowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the American Stock Exchange, or on one or more exchanges on which the Common Stock is then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means. The shares of the Common Stock may be sold by the Selling Stockholders pursuant to this Prospectus or otherwise pursuant to Rule 144 promulgated under the Securities Act.

       The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of shares of the Common Stock, may be considered "underwriters" as that term is defined by the Securities Act.

       Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

       At the time a particular offering of shares of the Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of shares of the Common Stock being offered and the terms of offering, including the purchase price or public offering price, the purchase price paid by an underwriter for shares of the Common Stock purchased from the Selling Stockholders, the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     To comply with the securities laws of certain states, if applicable, the shares of the Common Stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states, the shares of the Common Stock may not be sold unless the shares of the Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     The Company and the Selling Stockholders have agreed that the Company will bear all costs, expenses and fees in connection with the registration of the shares of the Common Stock. The Selling Stockholders will bear the cost of all commissions and discounts, if any, attributable to the sale of the shares of the Common Stock. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares of the Common Stock, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Venable, Baetjer, Howard & Civiletti, LLP, 1201 New York Avenue, N.W., Washington, D.C. 20005.

                                    EXPERTS

     The financial statements and the related financial schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Law, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Company's Board of Directors, independent legal counsel or the stockholders of the Company. The Company has purchased directors and officers liability insurance in an amount totalling $5,000,000, subject to certain deductibles.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                                               , 1997
                             ------------------

                               MHM SERVICES, INC.

                                 330,000 Shares
                                  Common Stock
                                ($.01 par value)

                              P R O S P E C T U S

                              -------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION.....................................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................

RISK FACTORS..............................................................

THE COMPANY...............................................................

USE OF PROCEEDS...........................................................

SELLING STOCKHOLDERS......................................................

PLAN OF DISTRIBUTION......................................................

LEGAL MATTERS.............................................................

EXPERTS...................................................................

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.....

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares of the Common Stock being registered hereby:


                 SEC Registration Fee               $    184.91
                 Accountants' Fees and Expenses        1,500.00*
                 Legal Fees                            7,000.00*
                 Blue Sky Filing Fees and Expenses     2,500.00*
                 Miscellaneous                         1,000.00
                                                    -----------

                        Total                       $ 12,184.91*
                                                    ===========


*  Estimated, subject to change

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Law, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Company's Board of Directors, independent legal counsel or the stockholders of the Company. The Company has purchased directors and officers liability insurance in an amount totalling $5,000,000, subject to certain deductibles.

ITEM 16.  EXHIBITS.


2.1 Agreement by and between the Company and ICH Services, L.L.C., dated November 18, 1993 (incorporated by reference to the Company's Form 8-K report, dated October 2, 1993)

2.2 Amendment No. 1 dated October 12, 1995 to Agreement by and between the Company and ICH Services, L.L.C. dated November 18, 1993 (filed herewith)

4.1 Specimen copy of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form 8-K, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10 filed with the Commission on August 19, 1993))

4.2 The Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K dated May 15,
         1996)

4.3 Certificate of Amendment to the Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K/A dated September 6, 1996)

4.4 The Company's Amended Bylaws (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

5        Opinion of Venable, Baetjer, Howard & Civiletti, LLP (filed herewith)

23.1     Consent of Deloitte & Touche LLP (filed herewith)

23.2     Consent of Venable, Baetjer, Howard & Civiletti, LLP (included in
         Exhibit 5)

24       Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, post-effective amendments to this registration statement

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia.

Dated: March 12, 1997

                                   MHM SERVICES, INC.

                                   By: /s/ Michael S.  Pinkert

                                   ------------------------------
                                   Michael S.  Pinkert, President
                                   and Chief Executive Officer


                                   By: /s/ Carolyn Zimmerman

                                   ------------------------------
                                   Carolyn Zimmerman
                                   Vice President-Finance and
                                   Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.


       Signature                       Title                      Date
       ---------                       -----                      ----
/s/ Michael S. Pinkert          President and Chief
--------------------------      Executive Officer            March 12, 1997
Michael S. Pinkert

        *                       Director                     March 12, 1997
--------------------------
William P. Ferretti

        *                       Director                     March 12, 1997
--------------------------
Kenneth A. Kessler, M.D.

/s/ Carolyn Zimmerman           Director                     March 12, 1997
--------------------------
Carolyn Zimmerman

/s/ Steven H. Wheeler           Director                     March 12, 1997
--------------------------
Steven H. Wheeler

* /s/ Michael S. Pinkert                                     March 12, 1997
--------------------------
Michael S. Pinkert,
*as attorney-in-fact



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